Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRUSTCO BANK CORP NY
(Exact Name of Registrant as Specified in Its Charter)

NEW YORK	14-1630287
(State of Incorporation)	(I.R.S. Employer Identification Number)

5 SARNOWSKI DRIVE
GLENVILLE, NEW YORK 12302
(518) 377-3311
(Address, Including ZIP Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Michael J. Hall	with copies to:
Secretary	Leonard J. Essig
TrustCo Bank Corp NY	Lewis Rice LLC
5 Sarnowski Drive	600 Washington Ave., Suite 2500
Glenville, New York 12302	St. Louis, Missouri 63101
(518) 381-3680	(314) 444-7600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(3)
Common Stock Par Value $1.00	7,929,730	$5.88	$46,626,812	$6,052.16

(1) The securities registered hereunder include securities issued pursuant to the terms of the TrustCo Bank Corp NY Dividend Reinvestment and Stock Purchase Plan that provide for adjustments in the amount of securities being issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(c), represents the average of the high and low reported prices for the Registrant’s common stock as quoted on the Nasdaq Global Select Market on May 8, 2020, such date being a date within five business days prior to the date of filing of this Registration Statement.

(3) Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting the registration fee due under this registration statement by $6,052.16 with $1,369.84 remaining to be applied to future filings, which represents the portion of the registration fee previously paid with respect to $64,072,218.40 of unsold securities previously registered on the registration statement on Form S-3 (File No. 333-217712), initially filed on May 5, 2017.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2020

PRELIMINARY PROSPECTUS

TRUSTCO BANK CORP NY
Dividend Reinvestment and Stock Purchase Plan
7,929,730 Shares of Common Stock

This prospectus describes the Dividend Reinvestment and Stock Purchase Plan of TrustCo Bank Corp NY (which we refer to as the “Plan”), which provides participants with a convenient and simple method of investing cash dividends and optional cash payments.

If you are or become a participant in the Plan, you may automatically reinvest, into additional shares of our common stock, cash dividends on your existing shares of our common stock. You may also make cash payments for the purchase of additional shares of common stock, and new investors may make their initial investment in our common stock under the Plan. The minimum initial purchase is $50; the minimum amount of subsequent optional cash purchases is $25. The maximum limit for both initial and optional cash purchases is $50,000 per calendar month, unless we grant a waiver of this amount. This prospectus also describes the procedures by which you may request a waiver.

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. Shares of our common stock will be either purchased directly from us out of authorized but unissued shares or treasury shares or purchased on the open market.

Our transfer agent, Computershare Trust Company, N.A. (or “Computershare”), will serve as the administrator of the Plan. You may enroll in the Plan by completing and signing an Authorization Form, which can be obtained by calling Computershare at 1-800-368-5948 (toll free) and which is also available online at www.computershare.com/investor.

Our principal executive office is located at 5 Sarnowski Drive, Glenville, New York 12302, and our telephone number is (518) 377-3311. Our common stock is listed on the Nasdaq Global Select Market under the symbol “TRST.” We suggest that you retain this prospectus for future reference. References to “we,” “us” or “our” refer to TrustCo Bank Corp NY and our directly or indirectly owned subsidiaries, unless the context otherwise requires.

Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See the discussion of “Risk Factors” on page 3 of this prospectus and the documents incorporated herein by reference for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits or other obligations of any bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                , 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (or the “SEC”) relating to the shares of our common stock to be offered and sold pursuant to the Plan. This prospectus, which does not include all of the information contained in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date indicated on the cover page of this document.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimate,” “potential” or “continue,” or the negative of these terms or other comparable terminology. The matters addressed by forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement:

•	the effect of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations;

•
our ability to continue to originate a significant volume of one- to- four family mortgage loans in our market areas and to otherwise maintain or increase our market share in the areas in which we operate;

•	our ability to continue to maintain noninterest expense and other overhead costs at reasonable levels relative to income;

•
our ability to make accurate assumptions and judgments regarding the credit risks associated with our lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs, changes in property values, and changes in estimates of the adequacy of the allowance for loan and lease losses;

•
the effects of and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rates, market and monetary fluctuations;

•	restrictions or conditions imposed by our and Trustco Bank’s regulators on our operations that may make it more difficult to achieve our and Trustco Bank’s goals;

•
the future earnings and capital levels of Trustco Bank and us and the ability of Trustco Bank to distribute capital to us under regulatory capital rules, which could affect our ability to pay dividends;

•
the results of supervisory monitoring or examinations of Trustco Bank and us by our respective primary federal banking regulators, including the possibility that the regulators may, among other things, require us to increase our loss allowances or to take other actions that reduce capital or income;

•	adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio;

•
unanticipated effects from the Tax Act that may limit our benefits or adversely impact our business, which could include decreased demand for borrowing by our customers or increased price competition that offsets the benefits of decreased federal income tax expense;

•
the perceived overall value of our products and services by users, including the features, pricing and quality compared to competitors’ products and services and the willingness of current and prospective customers to substitute competitors’ products and services for our products and services;

•	changes in consumer spending, borrowing and savings habits;

•
the effect of changes in financial services laws and regulations (including laws concerning taxation, banking and securities) and the impact of other governmental initiatives affecting the financial services industry;

•	changes in management personnel;

•	real estate and collateral values;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	disruptions, security breaches, or other adverse events affecting the third-party vendors who perform several of our critical processing functions;

•	technological changes and electronic, cyber and physical operational or security breaches;

•	changes in local market areas and general business and economic trends, as well as changes in consumer spending and saving habits;

•	our success at managing the risks involved in the foregoing and managing our business; and

•	other risks and uncertainties included under “Risk Factors” in our Form 10-K for the year ended December 31, 2019 and, if any, in our subsequent reports or filings with the SEC.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, the foregoing list should not be construed as exhaustive, and we disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

RISK FACTORS

Investing in our common stock involves a degree of risk. You should carefully review the risks and uncertainties described in our most recent Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the SEC and that are incorporated by reference into this prospectus. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Special Note About Forward-Looking Statements.”

THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following questions and answers state the terms of our Dividend Reinvestment and Stock Purchase Plan and explain how the Plan operates. In the Plan we may refer to our current shareholders and new investors who participate in the Plan as “participants.” Unless the context requires otherwise, all references to “our stock” and similar expressions in this prospectus refer to TrustCo Bank Corp NY common stock.

1. What is a Dividend Reinvestment and Stock Purchase Plan?

A Dividend Reinvestment and Stock Purchase Plan is a method of investment in the securities of a company that uses the cash dividends paid to you by the company to invest in more shares of that company. Since dividend reinvestment plans also allow for holding fractional shares (less than one share), all or part of your dividend payment can be put to use efficiently and economically.

Other advantages of our Plan are the options to make cash payments into your Plan account to purchase additional shares and to make your first purchase of our shares through the Plan. If you participate in our Plan, you, as a shareholder, have all the same rights as you would have if you held the shares in a brokerage account or in certificate form. You will be paid all stock dividends or splits and receive proxies and annual tax information. Using our Plan also means you do not have to worry about losing certificates and the expense of replacing them if they become lost.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time and is not intended to provide holders of common stock with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The Plan’s intended purpose precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations or in order to exceed the optional monthly cash investment limit. We reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with its intended purpose.

2. Who is eligible to participate?

Any person is eligible to participate in the Plan, although you must become a shareholder of record of TrustCo in order to participate in the dividend reinvestment component of the Plan. If you do not own any shares of our common stock, you may enroll by making an initial purchase of shares directly through the Plan. To receive an Authorization Form to enroll in the Plan, or to receive additional copies of this prospectus, contact Computershare Trust Company, N.A. (or “Computershare”), the Plan’s administrator. Information on how to contact Computershare is set forth in the response to Questions 4 and 5 below.

3. May I participate in the Plan if my shares are registered in “street” name?

If your shares of common stock are registered in the name of a broker or nominee (“street name”), you must either have shares of common stock transferred to your own name in order to participate in the Plan or you may follow the procedures described below for making your initial purchases of our stock through the Plan.

4. How do I participate in the Plan?

If you already are a shareholder of record, you may join the Plan by completing and signing an Authorization Form, which can be obtained by calling Computershare at 800-368-5948 (toll free) and which also is available online at www.computershare.com/investor. The form must then be mailed to Computershare at the address provided above.

If you are not an existing shareholder of record, you may join the Plan by completing and signing an Authorization Form, which can be obtained by calling Computershare at 800-368-5948 (toll free) and which is also available online at www.computershare.com/investor. The form must then be mailed to Computershare at the address provided above; enclose a check made payable to “Computershare-TrustCo” for the amount of your investment.

The minimum initial investment is $50. Once you are a shareholder, the minimum purchase amount is $25.

If your completed Authorization Form is received, and shares in your account are held, by Computershare by the next record date for the payment of dividends, then the dividends payable on your shares of common stock will be used to purchase additional shares of common stock.

If the completed Authorization Form is not received by Computershare by the next record date for the payment of dividends, and if any shares of our common stock are not properly recorded in your Plan account by that date, the automatic reinvestment of your dividends will not start until the next following dividend payment is made by us. The record dates for payment of dividends on the shares of common stock are usually early in December, March, June and September and the corresponding dividends are paid early in January, April, July and October. Thus, for example, if your completed Authorization Form and shares are not received by the administrator by the record date for the January dividend, the automatic reinvestment of dividends will not begin until the April dividend.

Any optional cash payments submitted by you, whether as an initial investment or a subsequent investment, will, upon completion of your enrollment in the Plan, be invested as described in Question 11.

5. Who administers the Plan?

The Plan is administered by Computershare, which performs many of the ministerial tasks required in connection with the Plan, such as:

▪	holding shares of common stock for the Plan in its name or the name of its nominee;

▪	corresponding with Plan participants;

▪	distributing the Plan prospectus, Authorization Forms and other documents;

▪	maintaining accounts for participants;

▪	providing statements of account to participants on a regular basis;

▪	effecting stock and cash withdrawals by participants and terminations by participants;

▪	processing proxy materials for shares of common stock held under the Plan;

▪	collecting and holding voluntary cash payments by participants and

▪	if purchases are to be made on the open market, funding such trades to the broker who will effect the purchases.

All transaction requests and inquiries should be sent to:

Computershare
P.O Box 505000
Louisville, KY 40233-5000

for overnight delivery:
Computershare
462 South 4th Street
Suite 1600
Louisville, KY 40202

or
www.computershare.com/investor

or

1-800-368-5948

6. What does it cost to participate?

Your costs for participating in the Plan are as follows:

∙	If shares of our common stock are purchased directly from us, you will not be charged any brokerage commissions, service charges or other fees.

∙
If shares of our common stock are purchased on behalf of the Plan in open-market transactions, you will be charged any brokerage commissions, service charges or other fees incurred by the Plan’s administrator or agent with respect to the purchases. The decision regarding whether shares of our stock will be purchased directly from us or on the open market will be made by us in our sole discretion.

∙
If you sell your shares of common stock through the Plan, you will be charged any brokerage commissions, service charges or other fees incurred in connection with the sale, plus a $15 fee. Please note that if the proceeds of your sale would be greater than $10,000, your sale instructions must be delivered in writing to Computershare, and your signature on those instructions must be guaranteed as described in Question 18.

∙
Inquiries by you or on your behalf that require our personnel to research non-current records (such as requests for prior year account statements) will be subject to a research charge at a rate of $25 per hour. Research time will be recorded in fifteen minute increments.

The specific amount of any brokerage commissions, service charges or other fees incurred in connection with transactions in your account is available upon request from Computershare.

The fee structure is subject to change. If there are changes in the fee structure, we will notify participants in advance of the effective date of the changes.

7. How does the reinvestment process work?

As a participant in the Plan, you may elect to reinvest all, part or none of the dividends paid on your TrustCo common stock. Your preference should be indicated on the Authorization Form. If you complete and return an Authorization Form without selecting one of these three options, all of your dividends will be automatically reinvested in our common stock.

Full dividend reinvestment: If you select this option, all of the cash dividends paid on the shares you enroll in the Plan will automatically be reinvested to purchase additional shares of our common stock.

Partial dividend reinvestment: If you select this option, a portion of your cash dividends will be paid to you in cash, and the remaining portion of your dividends will be automatically reinvested to purchase additional shares of our common stock. If you choose partial reinvestment, you must specify on the Authorization Form the number of whole shares on which you wish to continue to receive cash dividends by check or to have directly deposited into your designated checking or savings account, as further described below. The remaining dividends will be automatically reinvested.

No dividend reinvestment: If you select this option, all of your dividends will be paid to you in cash. You may choose to have your cash dividends directly deposited into your designated checking or savings account or sent to you by check.

To arrange to have your dividends directly deposited into your designated bank account, you must complete and return a direct deposit authorization form. The form is available from the Plan administrator and on the administrator’s website.

8. How can I make initial or optional cash purchases?

New investors may make an initial cash purchase when enrolling in the Plan by enclosing a check with their Authorization Form, or by authorizing an automatic debit or wire transfer from a designated bank account when enrolling online at the Plan administrator’s website. The minimum initial investment is $50.

As a Plan participant, you may also make optional cash purchases of our common stock. The minimum cash purchase accepted per transaction (after your initial enrollment) is $25, and you may make purchases up to a maximum of $50,000 per calendar month unless we grant you a waiver of this maximum amount. The purchase, less any brokerage commissions, service charges or other fees as set forth in Question 6, will be applied toward the purchase of shares for your account as promptly as practicable, usually within five business days upon receipt of funds by the administrator.

Your cash purchases may be commingled by the Plan administrator with dividends and with other participants’ cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified under these terms and conditions. No interest will be paid on optional cash purchases pending investment.

If you choose to submit a check, be sure to use the contribution form that appears on your Plan statement, and mail it to the address specified on the form. Your check should be made payable to Computershare and must be in U.S. dollars and drawn on a financial institution located in the United States. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. You also may authorize individual debits or wire transfers from your bank account.

9. What is the price of shares purchased from TrustCo?

Except for shares acquired from us pursuant to a waiver request described in Questions 13 and 14, the Plan’s purchase of shares of common stock from us, whether out of treasury shares or authorized but unissued shares, will be at a price equal to the average of the high and low prices for shares of our common stock on the applicable purchase date (see Question 11), as reported on the Nasdaq Global Select Market. If the applicable purchase date is not a trading day for Nasdaq market makers, the prices on the next preceding trading day will be used to determine the purchase price. A “trading day” is any day on which trades are reported on the Nasdaq Global Select Market.

10. What is the price of shares purchased on the open market?

The price per share for all shares purchased in the open market to satisfy any Plan requirements will be the weighted average of all shares purchased for the Plan on the applicable purchase date. The purchase price shown on participant account statements will include, as noted in Question 6, any brokerage commission, service charges, or other fees paid by the Plan’s administrator or agent with respect to the purchase.

With respect to shares purchased on the open market, the Plan administrator may select one or more agents to assist it in purchasing our shares on the open market, including a brokerage firm that may have other business relationships with us. These agents will receive brokerage commissions on such purchases.

11. When are purchases made?

Purchases with reinvested dividends will be made on, or as soon as possible after, each dividend payment date, which have typically been in early January, April, July, and October. All purchases on the open market will be made as soon as possible after dividends and/or cash payments have been received by the administrator. Purchases with the proceeds of cash contributions will be made as promptly as practicable upon receipt of the contributions. We have no control over the times or prices at which agents for the purchase of our shares under the plan may acquire shares on the open market. Therefore, you will not be able to precisely time your purchases through the Plan, and you will bear the market risk associated with fluctuations in the price of our common stock. More specifically, if you send in an initial or optional investment, it is possible that the price of our common stock could go up or down before purchases are made for your account, and you will bear the market risk for such fluctuations. In addition, you will not earn interest on initial or optional investments before the shares are purchased.

12. How many shares of common stock are purchased for me?

The number of shares of common stock purchased for you will depend on the amount of your cash dividend on your previously owned shares of common stock in those months in which a dividend has been declared, the amount of your initial or optional cash payments, if any, and the purchase price of the shares of common stock. Your account will be credited with that number of shares of common stock, including fractions computed to four decimal places, equal to the total amount invested by you plus the amount of dividends paid on shares of common stock allocated to your Plan account, minus the amount of any dividends you elect to receive in cash and minus the amount of any applicable expenses, divided by the applicable purchase price per share of common stock.

13. What limitations apply to optional cash investments?

Minimum/Maximum Limits. Optional cash investments are subject to a $25 minimum per month; we reserve the right to refuse to accept any optional cash investment in excess of $50,000 per month from any participant or any related or associated group of participants. Optional cash investments of less than $25 and that portion of any optional cash investment that exceeds the $50,000 monthly purchase limit, unless such limit has been waived, are subject to return to the participant, without interest. We reserve the right to waive such limits on optional cash investments in our sole discretion.

Optional Cash Investments in Excess of $50,000. Optional cash investments in excess of $50,000 per month may only be made pursuant to a written request for waiver that is approved by us. We expect to consider waiver requests from financial intermediaries, including brokers and dealers, and other participants from time to time. There is no pre-established maximum limit applicable to optional cash investments that may be made pursuant to an approved waiver request. We will grant or deny waiver requests in our sole discretion based on a variety of factors, which may include our current and projected capital needs, prevailing market prices of our common stock, the attractiveness of obtaining funds by the sale of common stock relative to other sources of capital, the participant who has submitted the waiver request, the past actions of a participant under the Plan, the aggregate amount of investments for which such waivers have been submitted, the administrative constraints associated with granting such waivers and general economic and market conditions. If waiver requests are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of shares that may be purchased pursuant to a request for waiver. We will not grant waiver requests under the Plan from members of our board of directors or executive officers.

Procedure for Waiver Requests. If you wish to make optional cash investments in excess of $50,000 in any month or an initial investment in excess of $50,000, you must receive our written approval. We will post information regarding whether we will consider waiver requests with respect to a given calendar month through our website, www.trustcobank.com, under the “Investor Relations” tab, then on the Stock Purchase Program page. To obtain our written approval, you must submit a waiver request form, which you can obtain via the Stock Purchase Program web page. The request for waiver form must be submitted to us in accordance with the instructions contained in the form. If we approve your request for waiver, we or the administrator will notify you promptly, and we or the administrator will also provide you with details regarding the terms of the waiver as so approved and instructions for funds transfer to the Plan administrator. Funds on all approved waiver requests must be received by us by the deadline specified in the waiver request form or the waiver approval will lapse.

14. What is the price I will pay for cash investments of more than $50,000?

Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one to fifteen separate days during which trading of our common stock is reported on the Nasdaq Global Select Market. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each such day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired from us by a participant on a particular investment date will be the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the Nasdaq Global Select Market only, obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period) for the trading hours from 9:30 a.m. to 4:00 p.m., eastern time, for that investment date. Funds for such investments must be received by the Administrator not later than the business day before the first day of the pricing period. In our discretion, however, shares of our common stock to be acquired pursuant to a waiver request may be purchased on behalf of the Plan in open-market transactions. Such purchases will be subject to the brokerage commissions, service charges or other fees described in Question 6 and, notwithstanding the above description of the purchase price calculation, the purchase price for such shares will be the weighted average of all shares purchased for the Plan on the applicable purchase date. Please refer to Question 10 for additional information on the purchase price under such circumstances.

We may offer discounts with respect to shares acquired from us (and not purchased in open-market transactions as described in the preceding paragraph) pursuant to a waiver request. Any discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds and our need for additional funds. We will post information regarding current discounts, if any, on our website, www.trustcobank.com, under the “Investor Relations” tab, then on the Stock Purchase Program page. Setting a discount for a particular period will not affect the setting of a waiver discount for any subsequent period.

We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request. If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the Nasdaq Global Select Market for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period. If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

Neither we nor the Plan administrator are required to notify you that a threshold price has been established for any pricing period.

We may elect to activate for any particular pricing period a pricing period extension feature, which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten days, and the threshold price is not satisfied for three out of those ten days in the initial pricing period, and we had previously announced in the waiver request form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or subset thereof) will become investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were ten trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. Unless otherwise indicated by us via our website (which you may access as described above), we anticipate completing waiver purchases on a “continuous settlement” basis.

The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., eastern time, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

15. Will stock certificates be issued for shares held under the Plan?

Normally, certificates for shares of common stock purchased under the Plan will not be issued in your name but will be registered in the name of Computershare, as the Plan administrator, or its nominee and held for your benefit and credited to your Plan account. Upon your request to the administrator, however, certificates for any number of whole shares of common stock credited to your Plan account will be registered in your name (“participant name registration”) and a certificate for such shares of common stock will be issued to you. A participant name registration will not be permitted for fractional shares of common stock held in your account. Any such fractional share, as well as any whole shares of common stock as to which a participant name registration is not requested, will continue to be credited to your Plan account and all dividends on the fractional and whole shares of common stock will continue to be reinvested in the Plan. Dividends on all shares of common stock as to which participant name registration is requested will continue to be reinvested in the Plan unless you request to withdraw from participation in the Plan (see Question 18). You may also process your request for issuance online at www.computershare.com/investor. You may not pledge or assign shares of common stock credited to your account under the Plan and registered in the name of the administrator or its nominee. If you wish to pledge or assign such shares of common stock, you must request participant name registration for the shares.

16. What kind of reports will I receive?

As soon as practicable after each transaction, you will receive a statement with information about your Plan account, including amounts invested, the purchase and/or sales prices and the number of shares purchased and/or sold. This statement will provide a record of purchases and sales transacted on your behalf under the Plan, and you should retain it for income tax purposes. As soon as practicable after the completion of each calendar quarter, the Plan administrator will mail to you a statement indicating the amount invested and the price per share of common stock, the number of shares of common stock purchased and the total number of shares of common stock held in your account. In addition, as a TrustCo shareholder, you also will receive various communications, including our annual report to shareholders, notices of shareholder meetings, proxy statements and information for income tax reporting.

17. What are the federal income tax consequences of participation in the Plan?

The following is a brief summary of certain federal income tax considerations of participation in the Plan. This summary is for general information only and does not constitute tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the U.S. Department of the Treasury promulgated thereunder, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) and court decisions, all as of the date of this prospectus. Future legislation, Treasury Department regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

This discussion is limited to federal income tax considerations and does not address issues of state, local or foreign law. It does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances or if you are a type of investor who is subject to special treatment under the federal income tax laws (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States).

If you purchase shares of common stock from us with reinvested dividends, you will be treated as having received a taxable dividend in an amount equal to the fair market value of the shares of common stock credited to your account on the date the cash dividend is paid. If shares of common stock (including fractional shares) are purchased in open-market transactions, you will be treated as having received a dividend equal to the amount of cash dividend used to make those purchases, plus the amount of any brokerage commissions, service charges or other fees paid by us in connection with those purchases.

If you have elected to have your dividends reinvested, and you make optional investments that are subject to a waiver discount, you may be treated as having received a dividend equal to the excess, if any, of the fair market value of the shares acquired over the amount of your optional cash investment. The IRS has issued private letter rulings on plans similar to the Plan in which the IRS has indicated that a participant who makes optional cash investments, but who has not elected to have his or her dividends reinvested, will not be treated as having received such dividend income.  However, private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to whom they are issued. Participants who make optional cash investments to purchase our common stock subject to a waiver discount should consult with their own tax advisors regarding consequences of the investment.

The tax basis of shares of common stock purchased with reinvested dividends generally will be the amount of such dividend you are treated as receiving, as described above. The tax basis of shares of common stock purchased with optional cash payments will be the total dividends you are treated as having received, as described above, plus the amount of any cash payment.

The tax basis of shares of common stock acquired under the Plan will be reported by Computershare in accordance with new U.S. Treasury Department regulations that are effective on that date. Because certain aspects of the Plan do not fall within the narrow definition of “dividend reinvestment plan” under such regulations, we expect that participants in the Plan will not be able to elect to cause Computershare, as our transfer agent, to use cost basis averaging for shares in the Plan acquired after January 1, 2014. We expect that Computershare’s default method of determining cost basis, which is FIFO – First In, First Out, will apply.

The holding period for shares of common stock credited to your account under either the dividend reinvestment aspect of the Plan or the optional cash purchase aspect of the Plan will begin on the day following the date the shares of common stock are purchased.

You will not recognize any taxable income if certificates are issued to you for shares of common stock credited to your account, regardless of whether the certificates are issued upon your request or upon your withdrawal from or termination of the Plan.

You will recognize gain or loss when whole shares of common stock or fractional shares of common stock held in your account are sold or exchanged by the administrator on your behalf or when you sell your shares of common stock after withdrawal from or termination of the Plan (see Questions 18 and 19). The character of such gain or loss will depend on your personal circumstances. The amount of such gain or loss will be the difference between the amount that you receive or that you are deemed to receive for the shares of common stock and your tax basis in such shares of common stock.

Under certain circumstances described below, we or the Plan administrator may be required to deduct backup withholding on dividends paid to a shareholder, regardless of whether those dividends are reinvested. Similarly, the Plan administrator may be required to deduct backup withholding from the proceeds of sales of common stock held in a Plan account. A participant will be subject to backup withholding if: (1) the participant has failed to properly furnish us and the Plan administrator with its taxpayer identification number; (2) the IRS notifies us or the Plan administrator that the identification number furnished by the participant is incorrect; (3) the IRS notifies us or the Plan administrator that backup withholding should be commenced because the participant has failed to properly report dividends paid to it or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares.

The Plan administrator will report to you the amount of any dividends credited to your account as well as any brokerage commissions, service charges or other fees paid by us on your behalf. The administrator also will report to you any amounts that are withheld under the backup withholding rules described above. Such information will also be furnished to the IRS to the extent required by law.

The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of the tax required to be withheld will be deducted from the amount of dividends to determine the amount of dividends to reinvest.

You should consult your own tax advisor to determine the particular tax consequences that may result from your participation in the Plan and the subsequent disposal by you of shares of common stock purchased under the Plan.

18. How do I withdraw from the Plan?

You may discontinue your participation in the Plan by sending a notice of withdrawal to the Plan’s administrator. The notice of withdrawal must be signed by you exactly as your name appears on the most recent statement of account. We reserve the right to discontinue, in our sole discretion, your participation in the Plan by sending written notice to that effect to you. Upon your withdrawal or discontinuance of your participation by the administrator, or upon termination of the Plan by us, certificates for whole shares of common stock credited to you under the Plan will be issued to you; a cash payment also will be sent to you for any remaining fractional share. The cash payment for fractional shares will be based on a price equal to the actual sale price for shares sold.

Upon your withdrawal from the Plan, you may, if you desire, request in the written notice of withdrawal referred to above that all or part of the whole shares of common stock credited to your account under the Plan be sold. Such sale will be made by the agent on the open market, generally daily but at least weekly, after the Plan’s administrator’s receipt of the request. You will receive the proceeds less a $15 fee, brokerage commissions, service charges, other fees and transfer taxes, if any. If the proceeds of the sale will exceed $10,000, your signature must be guaranteed by a commercial bank, savings bank, credit union, securities broker or other financial institution that is a member of a medallion signature program such as the Securities Transfer Agents' Medallion Program (STAMP), Stock Exchange Medallion Program (SEMP) or New York Stock Exchange Medallion Signature Guarantee Program (MSP).

19. When may I withdraw from the Plan?

You may withdraw from the Plan at any time.

If your written notice of withdrawal is received by the Plan’s administrator more than three days prior to the record date for the next dividend, the dividend will be paid directly to you in cash and will not be invested in our common stock. All subsequent cash dividends will also be paid directly to you unless you re-enroll in the Plan.

If your notice of withdrawal is received by the Plan’s administrator less than three days prior to the record date for the next dividend, the cash dividend paid on such dividend payment date and/or any optional cash payment received will be used to purchase shares of common stock under the Plan. All subsequent cash dividends will be paid directly to you unless you re-enroll in the Plan on all balances.

Upon your death, participation in the Plan will continue until the administrator has received written notice of your death and the required notice of withdrawal from an authorized legal representative.

20. What happens when I sell all of the shares registered in my name?

If you sell or transfer all shares of our common stock registered in your name with the effect that you are not a shareholder of record on the record date for the next dividend, you will not receive the dividend at all. If you sell or transfer all shares of our common stock registered in your name after the record date for the next dividend (or fewer than three days prior to that record date, since the transfer may not be settled and reflected in our stockholder records until after the dividend record date), the dividend paid on the related payment date and/or optional cash payments received will be used to purchase shares of our Common Stock under the Plan.

Further, if sales or transfers of shares of common stock result in less than one full share of common stock credited to the participant’s account, in lieu of attempting to contact the participant, the administrator will automatically close such account and pay to the participant, at the latest known address, a cash settlement (determined as described above in Question 18) in lieu of the fractional share of common stock.

21. If I acquire additional shares, will cash dividends automatically be reinvested?

Yes, if the certificates for such shares are issued in the same name as the name on your Plan account.

22. How will my shares of common stock be voted at shareholder meetings?

For each meeting of shareholders, you will receive a proxy that enables you to vote the shares of common stock registered in your name and in the name of the Plan administrator or its nominee and credited to your account under the Plan. As in the case of shareholders generally, if a proxy card is returned properly signed and marked for voting, the shares of common stock covered will be voted as marked. If a proxy card is returned properly signed, but without indicating instructions as to the manner in which shares of common stock are to be voted with respect to any item thereon, the shares of common stock covered will be voted as stated on the proxy card. If the proxy card is not returned, or if it is returned unsigned or improperly signed, the shares of common stock covered will not be voted unless you vote in person at the meeting.

23. What are the responsibilities of the Plan’s administrators and agents?

Neither Plan administrator nor any agents under the Plan have responsibility with respect to the preparation and content of this prospectus. Neither we nor Computershare will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, (i) for any claim resulting from the failure to terminate your Plan participation upon your death prior to receipt of legally sufficient instruction with respect thereto; (ii) for the price or prices at which shares of common stock are purchased or sold for your account pursuant to the provisions of the Plan and (iii) for the time or times at which such purchases of shares of common stock are made.

PLEASE RECOGNIZE THAT TRUSTCO AND THE PLAN’S ADMINISTRATOR
CANNOT ASSURE PARTICIPANTS OF PROFITS, OR PROTECT
PARTICIPANTS AGAINST LOSSES, ON SHARES OF COMMON STOCK
PURCHASED AND/OR HELD UNDER THE PLAN.

24. What happens if TrustCo declares a stock dividend or a stock split?

If there are any changes in our shares by reason of stock dividends, stock splits or consolidation of shares, recapitalizations, mergers, consolidations, reorganizations, combinations or exchange of shares, any shares of common stock issued by us on shares of common stock credited to your Plan account and registered in the name of the Plan’s administrator or its nominee will be added to your account. Any shares of common stock issued by us on shares of common stock registered in your name will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split, or corporate action.

25. May the Plan be changed or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time and to interpret and regulate the Plan as we deem necessary or desirable in connection with the operation of the Plan. The Plan’s administrator reserves the right to resign at any time upon reasonable written notice to us, and we may relieve the administrator of its duties at any time upon like notice.

You will receive notice of any suspension, modification or termination of the Plan. Termination of the Plan will have the same effect and will be accomplished as to you and each other participant as if you and such other participant had completely withdrawn from participation in the Plan (see Question 18).

26. Where should correspondence regarding the Plan be directed?

All transactions requests and inquiries should be addressed to:

Computershare
P.O Box 505000
Louisville, KY 40233-5000

for overnight delivery:
Computershare
462 South 4th Street
Suite 1600
Louisville, KY 4020 2

or

www.computershare.com/investor

or

1-800-368-5948

PLAN OF DISTRIBUTION

Except to the extent the administrator purchases common stock in the open market, the common stock acquired under the Plan will be sold directly by us through the Plan; such shares may be either treasury shares or newly issued shares. If the shares are purchased in market transactions, participants will pay certain expenses of such purchases as provided in Question 6.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

USE OF PROCEEDS

No determination has been made as to the specific uses by us of any proceeds resulting from our sale of shares of common stock directly to the Plan, in part because we have no precise method for estimating the number of shares that will be purchased under the Plan, the number of such shares which will be purchased from us (as opposed to on the open market), the timing or prices of such purchases. We currently intend to add any such proceeds to our general funds to be used for our general corporate purposes.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and accordingly file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.trustcobank.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

We have filed a registration statement to register with the SEC under the Securities Act the shares of common stock offered hereby. As allowed by SEC rules, this prospectus does not contain all the information that you may find in our registration statement relating to the shares to be sold under the Plan or the exhibits to our registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of the registration statement of which this prospectus is a part and prior to the date the Plan is terminated:

1.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the SEC on February 28, 2020, as amended by Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2019 as filed with the SEC on May 12, 2020.

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 as filed with the SEC on May 8, 2020.

3.	Our current reports on Form 8-K filed January 10, 2020, February 18, 2020, April 10, 2020, April 16, 2020, and May 7, 2020.

4.	Our Proxy Statement on Schedule 14A, as filed with the SEC on April 3, 2020 to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

5.	All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2019.

6.
The description of our common stock which is contained in our Registration Statement on Form S-4 under the Securities Act, Registration No. 33-40379, effective date May 8, 1991, and an update of that description contained in Exhibit 4(a) to Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2019 as filed with the SEC on May 12, 2020; and including any amendment or report filed for purposes of updating such description.

We will provide copies of all documents incorporated by reference, other than exhibits to such documents, without charge to each person who receives a copy of this prospectus upon written or oral request to TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville, New York 12302, Attention: Corporate Secretary, Telephone Number (518) 377-3311.

No person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, you should not rely upon such information or representation upon as having been authorized by TrustCo Bank Corp NY. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby; nor does it constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus at any time does not imply that information herein is correct as of any time subsequent to its date.

LEGAL MATTERS

The legality of the issue of the shares of common stock offered hereunder has been passed upon for us by Lewis Rice LLC, St. Louis, Missouri.

EXPERTS

Our consolidated financial statements as of December 31, 2019 and 2018 and for each of the three years in the three-year period ended December 31, 2019, have been audited by Crowe LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2019, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION

Sections 721-725 of the New York Business Corporation Law authorize the indemnification of our directors and officers under certain circumstances. Generally, a corporation may indemnify a director or officer against any judgments, fines, amounts paid in settlement, and reasonable expenses, if such director or officer acted in good faith and for a purpose that he or she reasonably believed to be in the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his or her conduct was unlawful. Article XI of our Amended and Restated Certificate of Incorporation provides that our directors shall not be liable to us, or our shareholders, for any breach of duty in such capacity to the fullest extent elimination or limitation of director liability is permitted by the New York Business Corporation Law.

Our bylaws contain detailed procedures to address the circumstances under which an officer or director may seek indemnification and under which the board or other persons, including our shareholders, may authorize indemnification payments. A copy of our bylaws was included as an exhibit to the Report on Form 8-K filed with the SEC on August 8, 2019. Pursuant to Employment Agreements between us and certain of our executive officers, we have agreed to indemnify such executives for acts or decisions made by them in good faith while performing services for us, and we shall use our best efforts to obtain insurance coverage relating thereto. Finally, under a policy of directors’ and officers’ insurance with total annual limits of $50,000,000, our directors and officers are insured, subject to the limits, exceptions, and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Registration:	$6,052.16
Accountants’ Fees*:	$7,500.00
Printing and Engraving*:	$10,000.00
Legal Fees*:	$8,000.00
Miscellaneous Expenses*:	$1,000.00
Total	$32,552.16
*Indicates estimated fees or expenses.

Item 15. Indemnification of Directors and Officers

Sections 721-725 of the New York Business Corporation Law provide for or permit the indemnification of our directors and officers a New York corporation under certain circumstances. Generally, a corporation may indemnify a director or officer of the corporation against any judgments, fines, amounts paid in settlement and reasonable expenses, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his or her conduct was unlawful.

Article XI of our Amended and Restated Certificate of Incorporation provides that to the fullest extent elimination or limitation of director liability is permitted by the New York Business Corporation Law, no directors of the corporation shall be liable to the corporation, or its shareholders for any breach of duty in such capacity.

Our bylaws contain detailed and comprehensive procedures to address the circumstances under which ant of our officers or directors may seek indemnification and under which the board or other persons, including our shareholders, may authorize indemnification payments.  A copy of our bylaws was included as an exhibit to the Report on Form 8-K we filed with the SEC on September 16, 2008. Pursuant to Employment Agreements between us and certain of our executive officers, we are obligated to indemnify such executives for acts or decisions made by such executives in good faith while performing services for us, and we are obligated to use our best efforts to obtain insurance coverage relating thereto. Finally, under a policy of directors’ and officers’ insurance with total annual limits of $50,000,000, our directors and officers are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling TrustCo pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and therefore is unenforceable.

Item 16. Exhibits

The following exhibits are submitted herewith:

5	Legal Opinion of Lewis Rice LLC
15.1	Letter of Unaudited Interim Financial Information of Crowe LLP
23.1	Consent of Lewis Rice LLC (included in Exhibit 5)
23.2	Consent of Crowe LLP
24	Powers of Attorney

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(i)
the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant the foregoing provisions described above under Item 15 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suitor proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenville, State of New York, on May 12, 2020.

TrustCo Bank Corp NY

By	/s/ Michael M. Ozimek
Michael M. Ozimek
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities shown and on May 12, 2020

Name	Title/Position
/s/ Robert J. McCormick
Robert J. McCormick	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ Michael M. Ozimek
Michael M. Ozimek	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*
Dennis A. DeGennaro	Chairman

*
Brian C. Flynn	Director

*
Lisa M. Lucarelli	Director

*
Thomas O. Maggs	Director

*
Dr. Anthony J. Marinello	Director

* By:	/s/ Robert M. Leonard
Attorney-in-Fact

EXHIBIT INDEX

Reg. S‑K Item 601 Exhibit No.	Exhibit

5	Legal Opinion of Lewis Rice LLC

15.1	Letter of Unaudited Interim Financial Information of Crowe LLP

23.1	Consent of Lewis Rice LLC (included in Exhibit 5.1)

23.2	Consent of Crowe LLP

24	Powers of Attorney